Exhibit 10.1

Purchase and Sale Agreement
and Joint Escrow Instructions

This Purchase and Sale Agreement and Joint Escrow Instructions (“Agreement”) is made as of June 5, 2015 (the “Effective Date”) by and between SSBT LCRE V LLC, a Delaware limited liability company (“Seller”), and HOMEFED OTAY LAND II, LLC, a Delaware limited liability company (“Buyer”), in the following factual context:

A.                  Seller is the owner of certain real property consisting of approximately 1,375 net acres of land in Chula Vista, California (the “Existing Property”), and Seller has the right to acquire the real property described on Exhibit A-1 hereto located in Chula Vista, California (the “Takashima Property”), all as more particularly described in Section 1.1 below (collectively, the “Property”).

B.                   Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, on the terms and conditions set forth in this Agreement.

C.                  Certain of the capitalized words used in this Agreement are defined terms with the meanings set forth below in this Agreement or in the attached Exhibit C, as applicable.

In this factual context, and intending to be legally bound the parties agree as follows:

ARTICLE 1                 AGREEMENT OF SALE

1.1                Property. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property, subject to all of the terms and conditions of this Agreement.  The term “Property” includes the land identified in Exhibit A (the “Existing Land”), subject to the Irrevocable Offers of Dedication shown as exceptions 51, 57, 58, and 59 on the Preliminary Report, and the Takashima Property (collectively, the “Land”), and all of Seller’s right, title and interest in and to (i) the real property commonly known as “Otay Ranch” located in the City of Chula Vista and in the County of San Diego and (ii) the following, if any: (a) any and all easements, rights-of-way, title, interests and rights (including without limitation mineral rights, development rights and air rights) appurtenant to, applicable to, relating to or used or usable in connection with the Land, (b) all water allocations, adjudicated water rights and other water rights appurtenant to, applicable to, relating to or used or usable in connection with the Land, (c) all improvements located on the Land at the time of the Closing (the “Improvements”), (d) any Assigned Contracts (as defined below), and (e) any entitlements, governmental approvals and permits (including without limitation any governmental approvals which may be obtained by the parties prior to the Closing), all plans, surveys, studies, reports, maps, reimbursements, credits, warranties, guaranties, and other tangible and intangible property associated with the Land or Improvements, if any.

1.2                Escrow.  Within one (1) Business Day after the Effective Date, Seller and Buyer shall establish an escrow (“Escrow”) with Chicago Title Company, 701 B Street, Suite 760, San Diego, CA 92101, Attention: Renee Marshall (the “Title Company”), subject to the terms and conditions in this Agreement, with a signed counterpart of this document to be delivered as preliminary escrow instructions to the Title Company.  The Title Company shall execute and deliver a counterpart of this Agreement to each of Seller and Buyer.

ARTICLE 2                PURCHASE PRICE

2.1                Amount.  The purchase price for the Property (the “Purchase Price”) shall be One Hundred Fifty Million Dollars ($150,000,000.00).

2.2                Deposit.  Within one (1) Business Day after the Effective Date, and as a condition subsequent to the effectiveness of this Agreement, Buyer shall deposit with the Title Company the sum of One Million Dollars ($1,000,000.00) in immediately available funds (the “Deposit”).  The Title Company shall place the Deposit in an interest-bearing account with a bank or other financial institution as directed by Buyer (the “Account”).  Buyer and Seller have bargained for and agree that One Hundred Dollars ($100.00) of the Deposit (the “Independent Consideration”) is consideration for Buyer’s rights under this Agreement and for Seller providing the Due Diligence Period (defined below) to Buyer.  Upon receipt, the Independent Consideration shall be immediately released to Seller, and notwithstanding any provision in this Agreement to the contrary, the Independent Consideration shall be nonrefundable to Buyer in all circumstances.  Any time that this Agreement provides that the Deposit is to be returned to Buyer, the amount returned to Buyer shall be net of the Independent Consideration.

2.3               Payment of Balance.  On or before the Closing Date (as defined in Section 7.1), Buyer shall pay the balance of the Purchase Price by electronic transfer of immediately available funds into Escrow.

ARTICLE 3                 DUE DILIGENCE

3.1                Due Diligence Period; Inspection and Access.

3.1.1            Due Diligence Period.  The “Due Diligence Period” shall mean the period beginning on the Effective Date and ending on June 26, 2015, at 5:00 p.m. Eastern Time.

3.1.2            Due Diligence Investigation.  During the Due Diligence Period, Buyer shall conduct, at its sole cost and expense, such investigations, studies, surveys, analyses and tests of the Property as it shall in its reasonable discretion determine are necessary or desirable (the “Due Diligence Investigation”).  This investigation may include the Feasibility Study and Environmental Studies described in paragraphs 3.1.3 and 3.1.4 below; review of Due Diligence Documents as described in paragraph 3.1.7 below; review of title matters as described in Sections 3.3 and 3.4; and review of such other matters pertaining to an investment in the Property as Buyer deems advisable.

3.1.3            Feasibility Study. At any time and from time to time during the term of this Agreement, Buyer and Buyer’s Designees shall have the right to enter upon all portions of the Property during normal business hours and upon at least twenty-four (24) hours’ prior notice to Seller for purposes of inspecting the Property, conducting due diligence activities, tests and studies, preparing maps and surveys and all other purposes reasonably related to the acquisition and development of the Property (collectively, the “Feasibility Study”).  The Feasibility Study may include a physical inspection of the Property, including, but not limited to, inspection and examination of soils, environmental factors, Hazardous Materials (subject to paragraph (d) below), weather monitoring, traffic studies, noise studies, water quality and availability studies, archeological and paleontological studies, seismic and slope stability studies and other studies which may be necessary or appropriate in Buyer’s sole discretion for a complete evaluation of the condition and suitability of the Property for any purpose.  The Feasibility Study and all other studies conducted by Buyer or Buyer’s Designees shall be done at Buyer’s sole cost and at no cost or expense to Seller.

3.1.4            Environmental Studies.  At any time and from time to time during the term of this Agreement, Buyer and Buyer’s Designees shall have the right to perform a complete environmental audit of the Property and soils tests on any portion of any of the Property, and any other technical studies which may in Buyer’s sole discretion be helpful in deciding whether to purchase the Property (collectively, the “Environmental Studies”).  Notwithstanding the foregoing, Buyer shall obtain Seller’s prior written consent prior to the commencement of any investigation involving soil borings, subsoil, soil vapor, ground water, soil load‑bearing tests or other tests involving physical invasion of the surface of the Property or any physical sampling.  Seller’s environmental consultant may attend any test or investigation at the Property and shall be entitled, without cost, to duplicates of any samples taken by Buyer or any of Buyer’s Designees (or, if duplicates are not reasonably attainable, Buyer may elect to deliver the actual samples after testing) and to copies of all final written reports and data prepared by third parties on behalf of Buyer.  Any request for consent must be delivered to Seller, together with a reasonably detailed investigation plan sufficient for Seller to determine the scope and logistics of the proposed investigation, at least forty-eight (48) hours before the desired test.  Seller shall be deemed to have consented to the conduct of any test so proposed if Seller fails to respond to a request for consent within this 48-hour period.  Any invasive sampling or testing permitted by Seller shall be performed in compliance with all Environmental Laws and other requirements of governmental authorities.  If in the course of its investigation, Buyer or any of Buyer’s Designees discovers any environmental condition that Buyer or any of Buyer’s Designees believe should be reported to any governmental agency:  (a) Buyer shall provide Seller with full information regarding the discovery, (b) Buyer shall coordinate with Seller concerning such reporting; and (c) Buyer and Seller shall do such reporting jointly except in cases where the reporting is required by law to be done solely by Seller (in which case Seller alone shall do it) or Buyer (in which case Buyer alone shall do it).  Copies of all written reports and the substance of all oral reporting made by either party alone pursuant to the preceding sentence shall be made available to the other party concurrently with submission to the applicable governmental agency.

3.1.5            Access/Conditions.  To conduct the Feasibility Study and Environmental Studies, Buyer and Buyer’s Designees shall have the right of access to the Property during reasonable business hours and upon twenty-four (24) hours’ advance telephonic notice to Seller.  Such access shall be coordinated through Jeff Stargardter or Bryan Meisner of Trimont Real Estate Advisors, having an address of 2 Park Plaza, #850, Irvine, CA 92614, and Seller may require all such access to be supervised by Seller or Seller’s authorized representatives.  All access to the Property shall be subject to the following conditions:

(a)            The Due Diligence Investigation shall be conducted in full compliance with each law, zoning restriction, ordinance, rule, regulation or requirement of any governmental or quasi‑governmental agency with jurisdiction over the Property.  Buyer and Buyer’s Designees shall make commercially reasonable efforts to accommodate the requests of Seller so as to minimize interference with activities and operations being conducted on the Property by Seller.

(b)            Prior to entering the Property to perform its Due Diligence Investigation, Buyer shall provide to Seller a certificate of insurance showing that Buyer maintains in full force and effect a policy of commercial general liability insurance (a) covering the activities of Buyer and Buyer’s Designees in connection with the Due Diligence Investigation, (b) in an amount of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence from a carrier reasonably acceptable to Seller, and (c) naming Seller as an additional insured.

(c)            All information supplied by Seller in the course of Buyer’s Due Diligence Investigation shall remain the property of Seller.  In the event Closing does not occur or this Agreement is terminated for any reason, Buyer shall promptly return to Seller all documents obtained from Seller and Seller’s agents, consultants and contractors, and at Seller’s request, shall deliver copies of all documents prepared by third parties on behalf of Buyer during the Due Diligence Investigation to the extent relating to the Property.

(d)            Promptly after any physical inspection of the Property, Buyer at its sole cost shall restore any damage to the Property caused by Buyer or Buyer’s Designees, to the condition that existed immediately prior to the inspection, including, without limitation, patching the surface that was disturbed by testing with material of an equivalent quality and consistency with the surrounding material; provided that, if Closing does not occur for any reason and if Buyer fails to promptly complete such restoration, then Seller may elect to restore the Property itself and to charge the reasonable cost to Buyer (who shall pay the amounts due within ten days after delivery of invoices from Seller).

(e)            Buyer shall not directly contact any governmental agency regarding the Property and agrees to coordinate its contacts with all governmental agencies regarding the Property through Jeff Stargardter or Bryan Meisner of Trimont Real Estate Advisors, having an address of 2 Park Plaza, #850, Irvine, CA 92614. All contacts are to include a representative of Seller.  Buyer shall provide Seller (a) copies of all written communications to or from governmental authorities, and (b) at least one (1) Business Day’s prior notice of any meetings with governmental authorities, so that Seller may participate if it so chooses.  Buyer shall not enter into any binding agreements related to the Property with governmental authorities prior to the Closing.  Seller acknowledges that Buyer or its affiliates own other property within the Otay Ranch Project and have regular contacts with the City of Chula Vista and other governmental agencies relating to such other property.

(f)            Buyer shall keep confidential any non-public information delivered to Buyer by Seller and any inspection of the Property conducted by Buyer.  Buyer shall not use, duplicate or disseminate any of the information for any purpose other than solely for the purpose of evaluating the Property.  Buyer shall have the right to disclose any of the information only (i) to Buyer’s employees, consultants, affiliates, prospective or actual lenders and any other persons or entities having a reasonable need to know such information in connection with Buyer’s intended use of the Property, provided that Buyer has notified the third party of the confidential nature of such information or (ii) as required by law, including any securities laws and the rules of any applicable stock exchange or similar entity.  Buyer shall be responsible for any breaches of confidentiality by persons to whom Buyer discloses information.  If Buyer is confronted with, or is otherwise subject to, government compulsion, regulatory requirement, or legal action to disclose information received under this Agreement, Buyer shall promptly notify Seller, and shall reasonably assist Seller in obtaining a protective order requiring that any portion of the information required to be disclosed be used only for the purpose for which a court issues an order, or for such other purposes as required by law.  This provision shall not apply to any information that is or becomes generally available to the public other than as a result of a breach of this provision by Buyer, that was known by Buyer prior to the date of this Agreement or that Buyer learns independently from any information provided by Seller or from any investigations conducted on the Property by or on behalf of Buyer.

(g)            Buyer shall not permit any mechanics’ or other liens to be filed against the Property as a result of Buyer exercising its right of entry and Buyer at its sole cost shall cause any liens so filed to be removed within ten (10) days after filing, by bond or otherwise.

(h)            Buyer’s obligations under this Section 3.1.5 shall survive the termination of this Agreement prior to Closing for a period of one (1) year.

3.1.6            Indemnity.  Buyer and HomeFed Corporation (by executing the Joinder below) shall, jointly and severally,  indemnify, defend and hold Seller, its affiliates, subsidiaries, partners, parents, members, directors, officers, trustees, employees, attorneys, brokers, agents, successors and assigns, and each of Robert B. Cameron, Ranie Hunter, Cameron Consulting Group, LLC and RH Consulting Group, LLC (collectively, the “Seller Parties”) harmless from and against any and all claims, liens, demands, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, and all costs and expenses incurred in connection with (including, without limitation, attorneys’ fees, costs of defense, and costs and expenses of all experts and consultants), to the extent caused, directly or indirectly, by Buyer’s or Buyer’s Designees’ entry upon the Property in connection with Buyer’s Due Diligence Investigation, including but not limited to:

(a)            any investigative or construction‑related activity, storage of equipment or materials, or any other act or omission in connection with the entry upon the Property by or on behalf of Buyer or Buyer’s Designees;

(b)            any contract, agreement or commitment of Buyer in connection with the Property;

(c)            any mechanics’ or similar liens asserted by Buyer’s Designees; and

(d)            the presence of Hazardous Materials brought on to the Property by Buyer or Buyer’s Designees, or any claims of third parties regarding the presence of Hazardous Materials brought on to the Property by Buyer or Buyer’s Designees on other property.  Notwithstanding the foregoing, Buyer will have no obligation under this Section 3.1.6 to indemnify, defend or hold Seller or the Seller Parties harmless from any such matters to the extent caused, directly or indirectly, by (i) the negligence or willful misconduct of Seller or the Seller Parties or (ii) the discovery of any conditions pre-dating the Closing Date and affecting the Property, including the presence of any Hazardous Materials (other than to the extent set forth in Section 6.5).  Buyer’s obligations under this Section 3.1.6 shall survive the Closing or the termination of this Agreement prior to Closing.

3.1.7            Delivery of Documents.  Seller (a) prior to the Effective Date, made available to Buyer copies of the documents located on the Jones Lang LaSalle virtual data room for “1,374.7- acre land development opportunity - Otay Ranch University Villages Chula Vista, CA,” and (b) within two (2) Business Days after the Effective Date, shall deliver to Buyer an unredacted copy of the purchase agreement for the Takashima Property and any other documents in Seller’s possession or reasonable control relating to the Property which Seller has reasonably determined to be material to Buyer’s Due Diligence Investigation (other than the Development Management and Option Agreement dated as of October 17, 2011 by and between Seller and Meadow Lane, LLC, as amended as of the date hereof (the “Meadow Lane Agreement”)).  The documents referred to in clauses (a) and (b) of this Section 3.1.7 (excluding the Meadow Lane Agreement) are collectively referred to in this Agreement as the “Due Diligence Documents”, and constitute all documents in Seller’s possession or reasonable control relating to the Property which Seller has reasonably determined to be material to Buyer’s Due Diligence Investigation, including all contracts in effect with respect to the ownership, development, operation or use of the Property (the “Contracts”) other than the Meadow Lane Agreement.  Seller makes no representation or warranty relating to the accuracy of the Due Diligence Documents and Buyer acknowledges and agrees that Buyer is solely responsible for verifying the accuracy of the Due Diligence Documents.

3.1.8            Contracts.  Except for (a) the General Agreement for Consulting Services, dated August 12, 2014, between Seller and Mission Consulting Services [MCS], (b) the General Agreement for Consulting Services, dated July 2, 2008, between OV Three Two, LLC, RR Quarry, LLC, JJJ&K Investments Two, LLC and Dudek and (c) Contracts with governmental agencies relating to the Property (collectively, the “Assigned Contracts”), Seller shall not assign its right, title and interest in and to any Contracts to Buyer.  Seller will assign (to the extent assignable without constituting a breach, a default or a violation of applicable law) the Assigned Contracts to Buyer pursuant to the General Assignment and Bill of Sale described below, unless Buyer elects not to assume such Assigned Contracts during the Due Diligence Period.

3.2                Approval/Disapproval of Due Diligence Investigation.  Buyer shall approve or disapprove of the results of its Due Diligence Investigation (including the condition of title as set forth in Sections 3.3 and 3.4 below) in the exercise of Buyer’s sole and absolute discretion by written notice delivered to Seller and to the Title Company no later than 5:00 p.m. on the last day of the Due Diligence Period.  Buyer’s disapproval or deemed disapproval shall terminate this Agreement, in which case the Deposit, together with all accrued interest, shall be returned to Buyer and, except as otherwise provided herein, this Agreement shall be of no further force and effect.  Buyer’s failure to deliver written notice to Seller of its approval of the results of its Due Diligence Investigation by 5:00 p.m. (Eastern time) on the last day of the Due Diligence Period shall be deemed disapproval.  In the event this Agreement is terminated; Buyer shall return all Due Diligence Documents to Seller and shall require each consultant employed by Buyer in the Due Diligence Investigation to provide to Seller a true and complete copy of all final tests, reports, studies and other documents generated in connection with Buyer’s Due Diligence Investigation to the extent relating to the Property.

3.3               Condition of Title.  Title to the Property at Closing will be subject only to (a) the standard printed exclusions to title in a CLTA standard form owner’s policy of title insurance; (b)  all matters affecting the condition of title created by or with the written consent of Buyer; (c) all matters that would be disclosed by an accurate inspection and survey of the Land; (d) all of the documents and instruments to be recorded in accordance with the terms of this Agreement and any title matters memorialized or referred to therein; (e) real property taxes and assessments which are a lien but not yet delinquent; (f) the title conditions set forth on Exhibit D; and (g) any other title exceptions caused or approved in writing by Buyer or deemed approved pursuant to Section 3.5 (collectively, “Permitted Exceptions”).  Unless Buyer elects in writing to waive this requirement, Seller agrees to remove from title to the Land (i) the Deed of Trust recorded on June 4, 2007, as Document No. 2007-0375476, as modified by various recorded documents, of the San Diego Official Records, the Financing Statement recorded on August 2, 2007, as Document No. 2007-0518160 of the San Diego Official Records, as amended by various recorded documents, and any associated Financing Statement filed with respect to any personal property related to the Property, and (ii) the Deed of Trust recorded on June 4, 2007, as Document No. 2007-00375477, as modified by various recorded documents, of the San Diego Official Records, the Financing Statement recorded on August 2, 2007, as Document No. 2007-0518161 of the San Diego Official Records, as amended by various recorded documents and any associated Financing Statement filed with respect to any personal property related to the Property.

3.4                Title Review.  On or before the Effective Date, Seller delivered to Buyer a Third Amended Preliminary Report issued May 28, 2015 on the Property (the “Preliminary Report”), together with full and legible copies of all supporting documents (the “Supporting Documents”) and the list of title conditions attached as Exhibit D hereto that Seller does not intend to remove or eliminate.  Buyer shall indicate whether Buyer approves of the title conditions set forth on Exhibit D as part of Buyer’s Due Diligence Investigation no later than 5:00 p.m. on the last day of the Due Diligence Period.  Buyer’s approval of its Due Diligence Investigation shall be deemed to constitute Buyer’s election to purchase the Property subject to the title conditions set forth on Exhibit D, which shall become Permitted Exceptions.

3.5               Supplemental Reports.  In the event any supplement to or update of the Preliminary Report discloses additional title exceptions (other than exceptions based upon  any matter included in the Permitted Exceptions or resulting from Buyer’s activities on the Land) ("Supplemental Title Matters"), Buyer shall have a five (5) Business Day period following Buyer’s receipt of such supplement or update ("Supplemental Title Review Period") to approve or disapprove such Supplemental Title Matters in its reasonable discretion by written notice to Seller and the Title Company (“Buyer’s Supplemental Title Notice").  If Buyer disapproves or conditionally approves any such Supplemental Title Matters, Seller may, within five (5) Business Days after its receipt of Buyer’s Supplemental Title Notice ("Seller's Response Period"), elect in writing ("Seller's Title Notice") to eliminate or ameliorate to Buyer’s satisfaction the disapproved or conditionally approved Supplemental Title Matters by Closing as a condition to Closing for Buyer’s benefit.  The failure of Buyer to provide Buyer’s Supplemental Title Notice prior to the expiration of the Supplemental Title Review Period shall be deemed to constitute Buyer’s unconditional approval of such Supplemental Title Matters and such Supplemental Title Matters shall become Permitted Exceptions.  If Seller fails to provide Seller's Title Notice within the Seller's Response Period or does not elect to eliminate or ameliorate to Buyer’s satisfaction any disapproved or conditionally approved Supplemental Title Matters, then Buyer shall have the right, by a writing delivered to Seller and the Title Company within five (5) Business Days following the expiration of the Seller's Response Period to:  (i) waive its prior disapproval, in which event said disapproved matters shall be deemed approved and become Permitted Exceptions; or (ii) terminate this Agreement and the Escrow, in which event the Escrow and the rights and obligations of the parties shall terminate, except for any indemnity and confidentiality obligations set forth herein, and the Deposit shall be returned to Buyer.  Notwithstanding the foregoing, Seller agrees that until the earlier of the Closing or the termination of this Agreement, Seller shall not take any actions which will result in the establishment of any new exceptions to title to the Property that are not Permitted Exceptions.

3.6                No Warranties.  Buyer agrees that, except for any breach of any covenant, representation or warranty hereunder by Seller or Seller fraud, its acceptance of the Title Policy shall be in full satisfaction of any obligation of Seller as to the condition of title to the Land, and in the event there are any title exceptions or defects, including, without limitation, liens, encumbrances, covenants, conditions, reservations, restrictions, rights, rights of way, or easements, which, in Buyer's opinion, constitute a defect in title not shown or revealed in the Preliminary Report or the Supporting Documents and not actively created, suffered, assumed or agreed to in writing by Seller on or before the Closing Date, and as between Seller and Buyer, Buyer shall look solely to the remedies available to Buyer under the Title Policy, and Seller shall have no responsibility or liability for any title defect.

ARTICLE 4                CONDITIONS PRECEDENT

4.1                Buyer’s Conditions.  Buyer’s obligation to purchase the Property is subject to the fulfillment of the following conditions at or prior to the Closing Date, each of which may be waived by Buyer in writing:

4.1.1            Representations and Warranties True at Closing.  Seller’s representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

4.1.2            Performance.  Seller shall have performed and complied in all material respects with all covenants, agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

4.1.3            Title Policy.  The Title Company shall on the Closing Date be irrevocably and unconditionally committed to deliver to Buyer a CLTA owner’s policy of title insurance, with liability equal to the Purchase Price insuring fee title to the Land vested in Buyer, subject only to Permitted Exceptions (the “Title Policy”).

4.2               Seller’s Conditions.  Seller’s obligation to sell the Property to Buyer is subject to the fulfillment of the following conditions at or prior to the Closing Date, each of which may be waived by Seller in writing:

4.2.1            Representations and Warranties True at Closing.  Buyer’s representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

4.2.2            Performance.  Buyer shall have performed and complied in all material respects with all covenants, agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

4.2.3            Payment.  Buyer shall have timely delivered the Purchase Price and other sums owing under this Agreement in good funds to Escrow.

4.2.4            No Litigation.  There shall exist no pending actions, suits, arbitrations, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings by or against Buyer that would materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.

4.2.5            Title Policy.  The Title Company shall on the Closing Date be irrevocably and unconditionally committed to issue the Title Policy to Buyer.

ARTICLE 5                REPRESENTATIONS AND COVENANTS

5.1               Seller’s Representations and Covenants.  Seller represents, warrants and covenants to Buyer the following, as of the Effective Date and as of the Closing Date:

5.1.1            Seller has the requisite power and authority to execute, deliver and perform this Agreement.  This Agreement and the other documents executed by Seller in accordance with this Agreement constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.  At and as of the Effective Date, no authorization, consent or approval of, or notice to, any governmental entity or other Person is required to be obtained or given in connection with the execution and delivery of this Agreement by Seller or the performance of any of Seller’s obligations hereunder.  At and as of the Closing, no authorization, consent or approval of, or notice to, any governmental entity or other Person shall be required to be obtained or given in connection with the performance of any of Seller’s obligations hereunder.

5.1.2            Neither the execution and delivery of this Agreement by Seller, nor performance of any of its obligations under this Agreement, nor consummation of the transactions contemplated in this Agreement, shall conflict with, result in a breach of, or constitute a default under, the terms and conditions of the organizational documents pursuant to which Seller was organized, or any indenture, mortgage, deed of trust, agreement, undertaking, instrument or document to which Seller is a party or is bound, or any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller.

5.1.3            Except as set forth in the Due Diligence Documents, to Seller’s Knowledge, there is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain, or condemnation, pending or threatened, that affects the Property or the anticipated development of the Property, or that adversely affects Seller’s ability to perform hereunder.

5.1.4            Except as set forth in the Permitted Exceptions and the Assigned Contracts, Seller has not entered into any contracts or agreements that would in any way be binding on Buyer or would interfere with Buyer’s ability to develop and improve the Property as a residential development, and will not enter into any contract or agreement that would affect the Property or any portion thereof prior to the Close of Escrow, without Buyer’s written consent.

5.1.5            Except as set forth in the Due Diligence Documents,  neither Seller nor, to Seller’s Knowledge, any third party has used, generated, transported, discharged, released, manufactured, stored, or disposed any Hazardous Material from, into, at, on, under, or about the Property.  Additionally, to Seller’s Knowledge, except as set forth in the Due Diligence Documents (a) the Property is not in violation, nor has been or is currently under investigation for violation of any Environmental Law; (b) there has been no migration of any Hazardous Material from, into, at, on, under or about the Property in violation of any Environmental Law; and (c) there is not now, nor has there ever been on or in the Property underground storage tanks, used to store, treat or handle Hazardous Materials in, on or under the Property.

5.1.6            Except as set forth in the Permitted Exceptions and the Due Diligence Documents, the Property is not subject to any of the following caused or created by Seller or, to Seller’s Knowledge, any other party: (i) unrecorded deeds, leases, easements, or licenses; (ii) rights of parties in possession; or (iii) any option contract, right of first refusal, or other contract pursuant to which any party other than Buyer has any right to purchase an interest in the Property.

5.1.7            Except as set forth in the Due Diligence Documents, to Seller’s Knowledge, no default or violation by Seller exists under or with respect to any permit, approval, entitlement, contract or agreement relating to the Property.

5.1.8            To Seller’s Knowledge, the Due Diligence Documents provided to Buyer are true and complete copies of all documents in Seller’s possession or reasonable control relating to the Property which Seller has reasonably determined to be material to Buyer’s Due Diligence Investigation.

5.1.9            Except as set forth in the Due Diligence Documents, Seller has not been notified in writing by any governmental authority or other party that the Property is in violation of any laws, statutes, ordinances, rules, regulations, orders or requirements.

5.1.10         As of the Closing Date, the Meadow Lane Agreement will have terminated and Meadow Lane, LLC shall have no further claims under the Meadow Lane Agreement that would affect the Property or Buyer after Closing.

5.2               Buyer’s Representations and Covenants.  Buyer represents, warrants and covenants to Seller the following, as of the Effective Date and as of the Closing Date:

5.2.1            Buyer has the requisite power and authority to execute, deliver and perform this Agreement.  This Agreement and the other associated documents executed by Buyer constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  At and as of the Effective Date, no authorization, consent or approval of, or notice to, any governmental entity or other Person is required to be obtained or given in connection with the execution and delivery of this Agreement by Buyer or the performance of any of Buyer’s obligations hereunder.  At and as of the Closing, no authorization, consent or approval of, or notice to, any governmental entity or other Person shall be required to be obtained or given in connection with the performance of any of Buyer’s obligations hereunder.

5.2.2            Neither the execution and delivery of this Agreement by Buyer, nor performance of any of its obligations under this Agreement, nor consummation of the transactions contemplated in this Agreement, shall conflict with, result in a breach of, or constitute a default under, the terms and conditions of the organizational documents pursuant to which Buyer was organized, or any indenture, mortgage, deed of trust, agreement, undertaking, instrument or document to which Buyer is a party or is bound, or any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Buyer.

5.2.3            Buyer has or will on the Closing Date have all funds necessary to consummate the transactions contemplated by this Agreement.

5.2.4            To Buyer’s actual knowledge (without inquiry or investigation) there is no pending litigation, administrative proceeding, or other legal or governmental action which would prevent Buyer from performing its obligations in accordance with the terms of this Agreement.

Buyer will cooperate with Seller and shall supply Seller such information and representations as may be requested by Seller to confirm these representations.

5.3                Activities Prior to Closing.

5.3.1            Until the earlier of the Closing or the termination of this Agreement, Seller shall (a) not make any material physical changes to the Property; (b) continue to manage the Property in substantially the same manner in which it is being managed as of the Effective Date; (c) not enter into any contracts or agreements that would be binding upon the Property after Closing, nor enter into any material amendment of, nor waive in writing any material right under, any existing Contract affecting the Property (other than termination of existing Contracts that are not Assigned Contracts); (d) not enter into any lease or any material amendment of, nor waive in writing any material right under, any existing lease; (e)  not enter into, amend or waive in writing any right under any recorded document affecting the Property; (f) continue to carry its existing insurance through the Closing Date; (g) not remove any personal property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal; (h) perform all of its obligations under any contracts, approvals, permits, licenses and entitlements affecting the Property; (i) not amend or waive any rights under any Contracts, approvals, permits, licenses and entitlements affecting the Property; (j) use commercially reasonably efforts to continue to process any pending applications for any approvals, permits, licenses and entitlements affecting the Property (other than termination of existing Contracts that are not Assigned Contracts); and (k) comply with Seller’s obligations under the purchase agreement related to the Takashima Property and use commercially reasonable efforts to acquire the Takashima Property prior to the Close of Escrow; provided, that if Seller requests to take any of the actions described in clauses (a), (c), (d), (e), (g), or (i) above, Buyer’s consent shall not be unreasonably withheld, conditioned or delayed.

5.3.2            Prior to the Closing, Seller will continue to process (a) the Village 3 Mitigation Plans through the Army Corps Water Control Board, (b) the Otay Water District Sub-Area Master Plan, and (c) the Village 8 East Wetlands Permit (the “In-Process Permits”).  Seller and Buyer shall cooperate in the processing of the In-Process Permits and Seller shall not enter into any agreement with or make any submissions to a governmental agency in connection with the In-Process Permits, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.  Failure to timely respond within five (5) Business Days shall be deemed approval.  Section 5.3.1(j) notwithstanding, in the event Buyer reasonably withholds any consent requested by Seller, Seller shall have no obligation to continue processing the In-Process Permits.

ARTICLE 6                AS-IS; RELEASE; INDEMNITY

6.1               “As Is.”  Except for Seller’s express representations, warranties and covenants in this Agreement, Buyer is relying solely upon and will have conducted its own, independent inspection, investigation and analysis of the Property as it deems necessary or appropriate in so acquiring the Property from Seller.  Buyer represents and agrees that (a) Buyer is a sophisticated real estate investor with sufficient experience and expertise to evaluate the Property, its physical condition and development potential and the risks associated with acquiring the Property upon the terms and conditions set forth in this Agreement; (b) Buyer has had an opportunity to review public records and other sources of information and has sought expert advice from its own attorneys and consultants in regard to environmental matters; (c) Buyer has received sufficient information and had adequate time to make an informed evaluation of all aspects of the Property and its condition; (d) Buyer has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property; (e) in connection with its investigations and inspections of the Property it has contracted or may contract with certain advisors and consultants, including but not limited to environmental consultants, engineers and geologists, soils and seismic experts, and zoning, planning and entitlements consultants, to conduct such environmental, geological, soil, hydrology, seismic, physical, structural, mechanical, zoning, land use and other inspections of the Property as Buyer deems to be necessary, and that Buyer has reviewed or will review thoroughly all such reports as well as all materials and other information given or made available to Buyer by Seller; and (f) Buyer is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement.  Buyer further acknowledges that it has not received from or on behalf of Seller any accounting, tax, legal, architectural, engineering, environmental, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, environmental, zoning, planning, entitlement, property management and other advisors.  Except for Seller’s express representations, warranties and covenants in this Agreement, Seller has made no representations or warranties, express or implied, regarding the Property or matters affecting the Property, whether made by Seller, on Seller’s behalf or otherwise, including, without limitation, any of the following matters (collectively referred to herein as the "Property Conditions"): the use, development or suitability for development of the Property, including but not limited to, any desired investigations or analyses of present or future laws, statutes, rules, regulations, ordinances, limitations, restrictions or requirements concerning the use, density, location or suitability of the Property or any existing or proposed development or condition thereof, the necessity or availability of any general or specific plan amendments, rezoning, zone variances, conditional use permits, development agreements, development permits, building permits, environmental impact reports, parcel or subdivision maps, federal, state or local governmental approvals, or any other governmental permits, approvals or acts, the economic value of the Property; the size, dimensions, location or topography of the Property; the availability, character, quality, composition, and/ or adequacy of access to the Property, and the water, sewage, drainage, electricity, natural gas, telephone, cable television, cellular service, data service or any other utilities serving the Property; the presence or adequacy of infrastructure, sub-drain or other improvements on, near or concerning the Property; the extent or condition of any grading, compaction or other site work already performed or hereafter required for Buyer's proposed development; any surface, soil, subsoil, geologic or ground water conditions or other physical conditions of or affecting the Property or the surrounding property, including, but not limited to, existing and potential geotechnical conditions, geologic instability of any adjacent slope areas, climate, drainage, air, water or minerals and the existence of contaminants or hazardous materials on or in the Property or in the ground water; the extent or condition of title to the Property; traffic conditions or other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; market conditions; and all other matters concerning the condition, use, development or sale of the Property.  Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer's inspections and investigations.  Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person.  Buyer acknowledges that subject to the express representations, warranties and covenants of Seller contained in this Agreement, the Purchase Price reflects the "as is" nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property.  Except as otherwise expressly provided in this Agreement, Buyer shall purchase the Property in its “AS IS” condition and “WITH ALL FAULTS” on the Closing Date.  The terms and conditions of this Section 6.1 shall expressly survive Closing and shall not be merged with the Grant Deed.

6.2                Natural Hazard Disclosure.  Buyer and Seller acknowledge that Seller is required to disclose if any of the Land lies within the following natural hazard areas or zones:  (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone.  Buyer and Seller acknowledge that Seller has employed the services of Disclosure Source (or its affiliate) or another company selected by Seller ("Natural Hazard Expert") to examine the maps and other information specifically made available to the public by Governing Agencies for the purposes of enabling Seller to fulfill its disclosure obligations with respect to the natural hazards referred to above and to report the results of its examination to Buyer and Seller in writing.  The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

6.3                Waiver and Release.  Buyer acknowledges and agrees that the terms and conditions of this Agreement, including those set forth in this Section 6.3, are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer for the Purchase Price without such provisions set forth in this Agreement.  Without limiting the generality of the foregoing, except with respect to the Buyer Excluded Claims (as defined below), Buyer, effective as of Closing, hereby expressly waives and relinquishes any and all rights and remedies Buyer may have against Seller Parties, whether now, as of Closing, or thereafter, and whether known or unknown, arising from or related to any matter of any nature relating to the Property, or any condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof, including the Property Conditions (including without limitation, any Environmental Liabilities) (collectively "Claims").  The waivers and releases by Buyer herein contained shall survive Closing and the recordation of the Grant Deed and shall not be deemed merged into the Grant Deed upon recordation.  This release includes (i) claims of which Buyer is presently unaware, (ii) claims of which Buyer is unaware as of Closing, and (iii) claims which Buyer does not presently or as of Closing suspect to exist in its favor which, if known by Buyer, would materially affect Buyer’s release of the Seller.  In connection with the general release set forth in this Section 6.3, Buyer acknowledges that it has read and is familiar with the provisions of California Civil Code Section 1542 and specifically waives the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

/s/ PJB
Buyer’s Initials

6.4               Buyer Excluded Claims Definition.  Notwithstanding anything to the contrary herein, the release provisions set forth in Section 6.3 above shall not apply to any Claims arising out of a breach by Seller of any of the express representations, warranties, or covenants made in this Agreement, or Seller’s fraud or willful misconduct (collectively, “Buyer’s Excluded Claims”).

6.5                Indemnification by Buyer.  Except to the extent arising from the actions or omissions of the Seller Parties prior to the Closing Date or otherwise arising during Seller’s ownership of the Property (other than as contemplated by Section 3.1.6), Buyer and HomeFed Corporation (by signing the Joinder below) jointly and severally agree to indemnify, defend and hold harmless the Seller Parties from and against all claims against the Seller Parties for Environmental Liabilities made by third parties (including governmental authorities) arising from or related to the Property.  A Seller Party shall give Buyer and HomeFed Corporation prompt written notice of any Environmental Liabilities.  Buyer shall have the right to direct, through counsel reasonably acceptable to the Seller Party, the defense or settlement of any Environmental Liabilities at Buyer’s (or HomeFed Corporation’s) expense.  If Buyer shall fail to defend or fail to prosecute or withdraws from such defense, the Seller Party shall have the right to undertake such defense or settlement, at Buyer’s (or HomeFed Corporation’s) expense.  If the Seller Party is entitled to and does assume the defense of any Environmental Liabilities pursuant to this Section 6.5 and proposes to settle such Environmental Liabilities prior to a final judgment or to forego appeal, then the Seller Party shall give Buyer and HomeFed Corporation prompt written notice of its proposal to settle and Buyer shall have the right to participate in the settlement or assume or reassume the defense of such Environmental Liabilities.

6.6               Survival.  Buyer’s agreements and covenants under this ARTICLE 6 shall survive the Closing.

ARTICLE 7                CLOSING

7.1                Time.  The parties shall close the transaction contemplated by this Agreement (the “Closing”) not later than 5:00 pm Eastern Time July 2, 2015, or another date and time mutually agreed to by the parties (the “Closing Date”); provided, that in the event Seller has not acquired fee title to the Takashima Property on or before the Closing Date pursuant to the purchase agreement related to the Takashima Property (a) such failure shall not constitute Seller’s default under, or breach of, this Agreement and (b) Two Hundred Fifty Thousand Dollars ($250,000) of the Purchase Price shall be retained in escrow, to be released to Seller upon Seller’s acquisition of fee title to the Takashima Property and conveyance of such fee title to Buyer in accordance with the terms of this Agreement.  If the Closing occurs prior to Seller’s acquisition of fee title to the Takashima Property, then, upon Buyer’s request, Seller will assign all of its right, title and interest in and to the purchase agreement for the Takashima Property to Buyer, in which case Escrow shall disburse to Seller from such retained funds an amount equal to the deposits made by Seller under the purchase agreement for the Takashima Property to the extent applicable to the purchase price and release the remaining retained funds to Buyer.

7.2               Seller’s Deposits Into Escrow.  Seller shall deposit into escrow at least one (1) Business Day before Closing the following documents:

7.2.1            A duly executed and acknowledged grant deed in the form of Exhibit B, conveying fee title to the Property to Buyer, subject only to Permitted Exceptions (the “Grant Deed”);

7.2.2            A duly executed certificate of Seller stating that Seller is or is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Non-Foreign Certificate”);

7.2.3            A duly executed Real Estate Withholding Exemption Certificate and Waiver Request for Non-Individual Sellers, California Form 593-C (the “Withholding Certificate”);

7.2.4            Such affidavits as may be customarily and reasonably required by the Title Company to remove any exceptions for rights of possession and mechanic’s liens from the Title Policy;

7.2.5            A duly executed General Assignment and Bill of Sale in the form of Exhibit “E”;

7.2.6            A duly executed and acknowledged Assignment of Declarant’s Rights in a form reasonably acceptable to the parties assigning any rights Seller has or may have under any declarations or similar documents affecting the Property, if any;

7.2.7            Such evidence as the Title Company may require as to the authority of the person or persons executing documents on behalf of Seller;

7.2.8            An executed closing statement approved by Seller; and

7.2.9            Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary for conveyance of the Property in accordance with the terms of this Agreement.

7.3                Buyer’s Deposits into Escrow.  Buyer shall deposit into escrow on or before Closing:

7.3.1            The balance of the Purchase Price in accordance with the provisions of Section 2, plus or minus prorations and closing costs as provided in Section 7.5, by electronic transfer of immediately available funds into Escrow not later than 5 p.m. on the day prior to the scheduled Closing Date;

7.3.2            Such evidence as the Title Company may require as to the authority of the person or persons executing documents on behalf of Buyer;

7.3.3            Such affidavits as may be customarily and reasonably required by the Title Company;

7.3.4            An executed closing statement approved by Buyer; and

7.3.5            Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary for conveyance of the Property in accordance with this Agreement.

7.4               Closing.  When the Title Company has received all documents and funds identified in Sections 7.2 and 7.3, all conditions to Closing have been satisfied, deemed satisfied or waived, the Title Company is irrevocably committed to issue the Title Policy as described in Section 4.1.3, and the Title Company has complied with all escrow instructions of the parties, then, and only then, the Title Company shall take the following actions in the following chronological order:

7.4.1            Record the Grant Deed (marked for return to Buyer);

7.4.2            Issue the Title Policy to Buyer;

7.4.3            Deliver to Buyer: (i) a conformed copy (showing all recording information thereon) of the Grant Deed, (ii) the Non-Foreign Certificate, (iii) the Withholding Certificate; and (iv) the General Assignment and Bill of Sale; and

7.4.4            Deliver to Seller:  (i) a conformed copy (showing all recording information thereon) of the Grant Deed, and (ii) the Purchase Price (as adjusted pursuant to Section 7.5).

The Title Company shall prepare and sign closing statements showing all receipts and disbursements and deliver copies to Buyer and Seller.

7.5               Prorations and Closing Costs.  Subject to the other provisions of this Section 7.5, all receipts and disbursements of the Property will be prorated as of 12:01 a.m. Eastern Time on the Closing Date.  Not less than three (3) Business Days prior to the Closing, the Title Company shall submit to Buyer and Seller for their approval a tentative prorations schedule showing the categories and amounts of all prorations proposed.  The parties shall agree on a final prorations schedule prior to the Closing.  If following the Closing either party discovers an error in the prorations statement, it shall notify the other party and the parties shall promptly make any adjustment required.  The provisions of this Section 7.5 shall survive the Closing.

7.5.1            Property Taxes.  All non-delinquent real and personal property taxes, assessments, improvement bonds and other similar expenses, including, without limitation, all supplemental taxes attributable to the period prior to the Closing Date for the calendar year in which the Closing occurs, shall be prorated to the Closing Date, based on the latest available tax rate and assessed valuation.  If the amount of any installment of these real property taxes and assessments is not known as of the Closing Date, then a proration shall be made by the parties based on a reasonable estimate of the real property taxes and assessments applicable to the Property and the parties shall adjust the proration when the actual amount becomes known upon the written request of either party made to the other.

7.5.2            Closing Costs.  The parties shall pay costs of Closing as follows: Seller shall pay the cost of a CLTA owner’s title insurance policy and all state and local transfer taxes.  Buyer shall pay for any additional title insurance coverage, survey costs if Buyer obtains a survey and title endorsements desired by Buyer.  Seller and Buyer shall each pay one-half of all other closing costs.  Real estate brokerage commissions shall be controlled by Section 10.11.

7.6                Possession.  Seller shall deliver exclusive right of possession to the Property to Buyer on the Closing Date, subject only to the Permitted Exceptions.

ARTICLE 8                DEFAULT AND TERMINATION

8.1                Buyer’s Termination.  Provided Buyer is not then in material breach of this Agreement, Buyer shall have the option to terminate this Agreement if Seller is in material breach of its obligations under this Agreement as of the Closing Date.  Notwithstanding anything to the contrary contained herein, except for Seller's obligation to deliver the documents necessary to close the Escrow for the Property, as provided in Section 7.2 above, which shall be performed as required pursuant thereto, Seller shall not be in default under this Agreement prior to the Closing Date unless Seller’s failure to perform its obligations hereunder remains uncured for a period of thirty (30) days after Seller's receipt of written notice from Buyer of such default (except that in the event Seller commences to cure such default within such thirty (30) day period and diligently proceeds to cure such default thereafter, Seller shall not be in default hereunder so long as Seller is proceeding diligently to effect such cure and such cure is effected within ninety (90) days of the notice of default).  In the event of Seller's default prior to the Closing Date, after the expiration of any notice and cure period specified above, Buyer’s sole and exclusive remedy, at law or in equity, shall be either: (a)  terminate this Agreement by giving written notice of termination to Seller whereupon the Title Company will return the Deposit to Buyer, Seller shall reimburse Buyer for the reasonable documented costs of its Due Diligence Investigation, and attorneys’ fees incurred in the transaction, and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for any indemnity and confidentiality obligations set forth herein or (b) in the alternative, sue Seller for specific performance of Seller's obligations under this Agreement; provided, however, that in the event Buyer elects to sue Seller for specific performance of Seller's obligations under this Agreement, such action shall be commenced within sixty (60) days following the expiration of the cure period specified above without Seller having effected such cure and, in the event such action for specific performance is not commenced within such sixty (60) day period, Buyer shall be deemed to have waived any and all rights it may have to sue Seller for specific performance of Seller's obligations under this Agreement.  Notwithstanding the foregoing, nothing contained in this Section will affect Buyer’s rights to recover attorneys’ fees and expenses in accordance with Section 10.7 of this Agreement or Buyer’s rights and remedies under Section 10.11.  Except as specifically set forth in this Section 8.1, Buyer specifically waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages, including, without limitation, any claim for lost profits or attorneys' fees or costs.

8.2               Seller’s Termination.  Provided Seller is not then in material breach of this Agreement, Seller shall have the option to terminate this Agreement if: (a) Buyer is in material breach of a non-monetary obligation under this Agreement (other than the obligation to consummate the Closing on the Closing Date in accordance with this Agreement) and such breach has not been cured within five (5) Business Days after Seller has delivered written notice of the breach to Buyer; or (b) Buyer is in material breach of any of its other obligations under this Agreement and such breach has not been cured within two (2) Business Days after Seller has delivered written notice of the breach to Buyer.  In the event of such termination, the Deposit shall be delivered to Seller pursuant to Section 8.3.

8.3               Liquidated Damages.  IN THE EVENT THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED AS A RESULT OF BUYER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, SELLER, BY WRITTEN NOTICE TO BUYER, SHALL MAKE DEMAND FOR PERFORMANCE, AND IF BUYER SHALL FAIL TO PERFORM WITHIN FIVE BUSINESS DAYS AFTER DELIVERY OF SUCH DEMAND, SELLER MAY TERMINATE THIS AGREEMENT.  BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF BUYER’S BREACH OR DEFAULT UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, IN THE EVENT SELLER SO TERMINATES THIS AGREEMENT DUE TO A BUYER’S BREACH OR DEFAULT UNDER THIS AGREEMENT AFTER BUYER DELIVERS AN APPROVAL NOTICE PURSUANT TO SECTION 3.2, THE PARTIES HAVE AGREED, AFTER NEGOTIATION, THAT THE DEPOSIT SHALL CONSTITUTE SELLER’S SOLE AND EXCLUSIVE RIGHT TO DAMAGES AND THAT THIS SUM REPRESENTS A REASONABLE ESTIMATE OF THE ACTUAL DAMAGES SELLER WOULD INCUR IN THE EVENT OF BUYER’S BREACH OR DEFAULT UNDER THIS AGREEMENT.  SELLER WAIVES ANY RIGHT TO SPECIFIC PERFORMANCE AND ALL CLAIMS FOR OTHER DAMAGES OTHER THAN ANY INDEMNIFICATION OBLIGATIONS OF BUYER OR RELIEF AT LAW OR IN EQUITY, INCLUDING ANY RIGHTS SELLER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE RELATING TO BUYER’S BREACH OR DEFAULT.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION WILL AFFECT SELLER’S RIGHTS TO RECOVER ATTORNEYS’ FEES AND EXPENSES IN ACCORDANCE WITH SECTION 10.7 OF THIS AGREEMENT IF SELLER IS THE PREVAILING PARTY IN ANY ACTION OR PROCEEDING OR AFFECT SELLER’S RIGHTS AND REMEDIES WITH RESPECT TO ANY OBLIGATION OF BUYER TO INDEMNIFY SELLER.  BY INITIALING IN THE SPACES WHICH FOLLOW, SELLER AND BUYER SPECIFICALLY AND EXPRESSLY AGREE TO ABIDE BY THE TERMS AND PROVISIONS OF THIS SECTION 8.3 GOVERNING LIQUIDATED DAMAGES.

Seller	(	)	Buyer	(	/s/ PJB	)

8.4               Release from Escrow.  Upon termination of this Agreement pursuant to Sections 8.1 or 8.2, the Title Company shall promptly return to Buyer and Seller, respectively, all documents and monies deposited by them into escrow, subject to Seller’s right to retain the Deposit pursuant to Sections 8.2 and 8.3.

ARTICLE 9                DAMAGE, DESTRUCTION AND CONDEMNATION

Seller shall notify Buyer in writing within a commercially reasonable period after Seller becomes aware of any damage to the Property or of any taking or threatened taking of all or any portion of the Property.

9.1                Total Condemnation.  If all of the Property is condemned prior to the conveyance thereof to Buyer, this Agreement shall terminate on the date of notice of such taking and the entire award shall be the sole property of Seller and Buyer hereby irrevocably assigns to Seller all of its right, title and interest in and to any and all awards, and the Deposit shall be immediately returned to Buyer, and any other money or documents in Escrow shall be returned to the party depositing the same, and the parties shall have no further rights or obligations hereunder except for those obligations of Buyer which expressly survive any such termination.

9.2               Material Condemnation.  If less than all of the Property is condemned prior to the conveyance thereof to Buyer, within 15 days after the notification to Buyer pursuant to Section 9.1, Buyer shall determine whether such taking or threatened taking has affected or will affect a material part of the Property and shall provide Seller with written notification of its determination (the “Materiality Determination”).  Buyer may elect, by written notice delivered to Seller within such 15 day period, to terminate this Agreement if the taking has affected or will affect a material part of the Property.  If Buyer does not so terminate or if the condemnation does not affect a material part of the Property, Buyer shall accept the Property at closing in its then condition, without a reduction in the Purchase Price and Seller shall assign to Buyer at the Closing Seller’s entire right, title and interest in any and all awards.

9.3                Material Casualty.  If there is material damage to the Property or if the Property is destroyed or materially damaged by earthquake, flood, landslide, or other casualty prior to the Closing Date, then Buyer shall have the right, by written notice delivered to Seller and the Title Company within ten (10) business days after Buyer receives written notice of such damage or destruction, to terminate this Agreement and cancel Escrow.  Otherwise, if Buyer does not so elect to terminate this Agreement and cancel Escrow by written notice delivered to Seller and the Title Company within such ten (10) business day period, then this Agreement shall remain in full force and effect.  If this Agreement and the Escrow are terminated by Buyer by written notice delivered to Seller and the Title Company during such ten (10) business day period as provided above, then the Deposit shall be immediately returned to Buyer, and any other money or documents with the Escrow Holder shall be returned to the party depositing the same, and the parties hereto shall have no further rights hereunder except for any obligations which survive such termination.  If between the Effective Date and the Closing Date the Property suffers damage which is not material, Seller shall repair the damage at its expense prior to the Closing, and the Closing Date shall be extended for a reasonable period of time to allow for completion of the repairs.

9.4                Materiality Standard.  For purposes of this Section 9, a taking or casualty of a portion of the Property shall be deemed to be "material" if, in the reasonable judgment of Buyer, it results in a 5% or greater reduction in the number of housing units which may be developed on the Property for the uses permitted by all applicable laws, zoning restrictions, ordinances, rules, regulations and requirements of any governmental or quasi-governmental agency.

ARTICLE 10             GENERAL

10.1            Notices.  All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt on any Business Day before 5:00 PM local time and on the next Business Day if received after 5:00 PM or on other than a Business Day, including without limitation, in the case of (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier, and (iii) transmittal by electronic mail (e-mail) or by electronically confirmed telecopier or facsimile.  The recipient of an e-mail notice shall have an affirmative obligation to send an e-mail response (not machine generated) acknowledging the receipt of the e-mail)..

The addresses for notice are:

SELLER:	SSBT LCRE V LLC
c/o State Street Bank and Trust
One Lincoln Street, SFC-21
Boston, MA 02111
Attn: Q. Sophie Yang
Tele: 617-664-2986
Email: qyang@statestreet.com

With a copy to:	Morgan, Lewis and Bockius LLP
One Market, Spear Street Tower
San Francisco, CA 94105-1596
Attn: Edward S. Merrill
Tele: (415) 442.1246
Facsimile: (415) 442.1001
Email: doc.merrill@morganlewis.com

BUYER:	HomeFed Otay Land II, LLC
1903 Wright Place, Suite 220
Carlsbad, CA 92008-6528
Attn: Paul J. Borden and Chris Foulger
Tele: (760) 918-8200
Facsimile: (760) 918-8210
Email: pborden@hfc-ca.com; cfoulger@hfc-ca.com

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP
501 W. Broadway, 19th Floor
San Diego, CA 92101
Attention: David Hymer
Tele: (415) 442.1246
Facsimile No.: (619) 234-3815
E-Mail: dhymer@sheppardmullin.com

HomeFed Corporation:	HomeFed Corporation
1903 Wright Place, Suite 220
Carlsbad, CA 92008-6528
Attn: Paul J. Borden and Chris Foulger
Tele: (760) 918-8200
Facsimile: (760) 918-8210
Email: pborden@hfc-ca.com; cfoulger@hfc-ca.com

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP
501 W. Broadway, 19th Floor
San Diego, CA 92101
Attention: David Hymer
Tele: (415) 442.1246
Facsimile No.: (619) 234-3815
E-Mail: dhymer@sheppardmullin.com

Either party may change its address by written notice to the other given in the manner set forth above.  Receipt of communication by facsimile shall be sufficiently evidenced by a machine generated confirmation of transmission without notation of error.  In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly resend any affected pages.  Receipt of communication by email shall be sufficiently evidenced by an email response from the recipient.  The recipient of an e-mail notice shall have an affirmative obligation to send an e-mail response (not machine generated) acknowledging the receipt of the e-mail).

10.2            Entire Agreement.  This Agreement contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement. As between Buyer and Seller, this Agreement supersedes the Confidentiality Agreement between the Listing Broker and Buyer and the parties agree to use reasonable efforts to terminate such agreement as of the Effective Date. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of its amendments or exhibits.  This Agreement shall be construed as a whole in accordance with its fair meaning, and without regard to California Civil Code Section 1654 or similar statutes requiring construction against the constructing party.

10.3            Severability.  The provisions of this Agreement are intended to be severable and enforced to the maximum extent permitted by law.  If for any reason any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then that provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability and in that jurisdiction only, without in any manner affecting the validity, legality or enforceability of the unaffected portion and the remaining provisions in that jurisdiction or any provision of the Agreement in any other jurisdiction.  The unaffected portion and provisions of the Agreement will be enforced to the maximum extent permitted by law.

10.4            References.  Unless otherwise indicated, (a) all section and exhibit references are to the sections and exhibits of this Agreement, and (b) all references to days are to calendar days.  All the exhibits attached to this Agreement are incorporated by this reference.  The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted without reference to any headings.  The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

10.5            Governing Law and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of California other than choice of law rules.  For the convenience of the parties, they have selected the state and federal courts located in San Diego, California as the forum for the resolution of disputes; and the parties consent to the jurisdiction of these courts.

10.6            Time.  Time is of the essence in the performance of each party’s respective obligations under this Agreement, and no notice of a party’s intent to require strict compliance with the deadlines set forth in this Agreement is required.  If a date for the performance of an obligation or the exercise of a right  or the giving of any notice falls on a day other than a Business Day, the time for performance or exercise shall be extended to the next Business Day.

10.7            Attorneys’ Fees.  If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party’s actual attorneys’ fees and expenses incurred in the investigation of any claim leading to the proceeding, preparation for and participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment including contempt, garnishment, levy, discovery and bankruptcy.  For this purpose “expenses” include, without limitation, court or other proceeding costs and experts’ and attorneys’ fees and their expenses.  The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

10.8            Assignment.  Seller shall have the right to assign its rights and obligations under this Agreement to any party in which Seller has an ownership interest so long as the assignee assumes Seller’s obligations under this Agreement and acquires title to the Property.  Buyer may not assign its rights and obligations under this Agreement without the prior written consent of Seller, which Seller may withhold in its sole discretion, except that Buyer shall have the right to assign its rights and obligations under this Agreement without Seller’s consent to any party in which Buyer has an ownership interest so long as the assignee assumes Buyer’s obligations under this Agreement.  In no event shall any permitted assignment by Seller or Buyer relieve Seller or Buyer of its obligations under this Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

10.9            Further Assurances.  Each party, at any time before or after Closing, at its own expense shall execute such documents and take such other actions consistent with the terms of this Agreement reasonably required to carry out the terms of this Agreement.

10.10         No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the express parties to this Agreement.

10.11        Commissions.  Seller broker in this transaction is Jones Lang LaSalle Americas, Inc. (the “Listing Broker”).  Seller shall be responsible for the payment of all commissions due to the Listing Broker.  Each party represents to the other party that the representing party has incurred no liability for any brokerage commission or finder’s fee arising from or relating to the transactions contemplated by this Agreement, other than as set forth in this Section 10.11.  Each party shall pay all costs, damages and expenses (including without limitation, attorneys’ fees) on account of any brokerage commission or finder’s fee which that party has agreed to pay or which is claimed to be due as a result of the actions of that party.  This Section 10.11 is intended to be solely for the benefit of the parties to this Agreement and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Agreement.  This Section 10.11 shall survive the Closing or the termination of this Agreement prior to Closing

10.12         Recording.  Under no circumstances may either party record this Agreement or any memorandum of this Agreement before Closing.

10.13         Publicity.  Except for those matters that must be disclosed to perform the Buyer and Seller commitments under this Agreement, the parties agree that the provisions of this Agreement are confidential business of Buyer and Seller and no press releases concerning the transactions provided for in this Agreement shall be made by either party before Closing without the prior written consent of the other party which consent may be withheld as the other decides in its sole discretion.  After Closing, neither Seller nor Buyer shall disclose the Purchase Price or terms of the transaction without the other party's prior written consent.  Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if either party determines, in its sole and absolute discretion, that it is required by applicable laws, rules or regulations at any time to file a Form 8-K with the U.S. Securities and Exchange Commission or to make any similar filing with any governmental authority with respect to this transaction, then such party is authorized to make such filing and such party may also issue one or more press releases that contain the same or similar information.

10.14         Waivers.  Except as specifically provided otherwise herein, any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of any other provision of this Agreement, and the failure by either party to exercise any right under this Agreement shall not be deemed to be a waiver of such right.

10.15         Construction of Agreement.  All representations and warranties and all covenants referred to or required to be performed after the Closing, shall survive the Closing and the recording of the Grant Deed for a period of one (1) year.

10.16         Transaction Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, authorization (including any necessary meetings or actions) or delivery of this Agreement and in consummating the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its attorneys, accountants and other advisors.

10.17         Exhibits and Schedules.  The following exhibits and schedules are attached to this Agreement and made a part of this Agreement by this reference:

Exhibit A	Property Description
Exhibit B	Form of Grant Deed
Exhibit C	Definitions
Exhibit D	Title Conditions
Exhibit E	General Assignment and Bill of Sale

10.18        Counterparts.  This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and counterpart signature pages may be detached and assembled to form a single original Agreement.  This Agreement may be executed and delivered by the exchange of electronic facsimile or portable document format (.pdf) copies or counterparts of the signature page, which shall be considered the equivalent of ink signature pages for all purposes.

The parties have executed this  Purchase and Sale Agreement and Joint Escrow Instructions as of the Effective Date.

SELLER:					BUYER:

SSBT LCRE V LLC, a Delaware limited liability company					HOMEFED OTAY LAND II, LLC, a Delaware limited liability company

By:	SSBT LCRE HOLDCO LLC, a Delaware limited liability company, its sole member		By:		/s/ Paul Borden
Paul Borden, President

	By:	STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, its sole member			JOINDER:

	By:	/s/ Paul J. Sellan			The undersigned joins this Agreement solely for purposes of its obligations under Sections 3.1.6 and 6.5 of the Agreement.

	Name:	Paul J. Sellan

	Its:	Executive Vice President			HOMEFED CORPORATION, a Delaware corporation

				By:	/s/ Paul Borden
Paul Borden, President

Exhibit A

Property Description

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A: (644-060-25, 26, 27) (645-030-20)

PARCELS 1, 2 AND 3 OF PARCEL MAP NO. 21214, IN THE CITY OF CHULA VISTA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF  FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY JANUARY 29, 2015 AS FILE NO. 2015-7000022, OFFICIAL RECORDS.

PARCEL B: (644-070-21) (646-010-07)

PARCELS 1 AND 2 OF PARCEL MAP NO. 21215, IN THE CITY OF CHULA VISTA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, JANUARY 29, 2015 AS FILE NO. 2015-7000023, OFFICIAL RECORDS.

PARCEL C: (644-090-03) (644-080-20,21)

PARCELS 1 AND 2 OF PARCEL MAP NO. 21216, IN THE CITY OF CHULA VISTA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF  FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY JANUARY 29, 2015 AS FILE NO. 2015-7000024, OFFICIAL RECORDS

PARCEL D:  (597-150-10)

THE NORTHWEST QUARTER OF THE NORTHWEST QUARTER OF SECTION 16, ALL IN TOWNSHIP 17 SOUTH, RANGE 1 EAST, SAN BERNARDINO MERIDIAN, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO OFFICIAL PLAT THEREOF.

Exhibit A

Exhibit A-1

Takashima Property

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

 LOT 2, SECTION 20, TOWNSHIP 18 SOUTH, RANGE 1 WEST, SAN BERNARDINO MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF, IN THE CITY OF CHULA VISTA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA.

EXCEPTING FROM SAID LOT 2 THAT PORTION LYING SOUTHERLY OF A LINE DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SAID LOT 2; THENCE ALONG THE WESTERLY LINE OF SAID LOT 2, NORTH 00°12'21" EAST (RECORD - NORTH 00°09'00" WEST) 20.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID WESTERLY LINE NORTH 00°12'21" EAST (RECORD - NORTH 00°09'00" WEST) 995.00 FEET; THENCE SOUTH 80°09'39" EAST (RECORD - SOUTH 80°31'00" EAST) 200.00 FEET; THENCE SOUTH 81°56'09" EAST (RECORD - SOUTH 82°17'30" EAST) 385.00 FEET; THENCE SOUTH 76°28'09" EAST (RECORD - SOUTH 76°49'30" EAST) 150.00 FEET; THENCE SOUTH 83°55'09" EAST (RECORD - SOUTH 84°16'30" EAST) 301.81 FEET; THENCE SOUTH 00°07'39" EAST (RECORD - SOUTH 00°29'00" EAST) 3.51 FEET; THENCE SOUTH 80°23'57" EAST 226.73 FEET TO A TANGENT 2000.00 FOOT RADIUS CURVE CONCAVE SOUTHWESTERLY; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 03°31'44 A DISTANCE OF 123.19 FEET TO THE EASTERLY LINE OF SAID SECTION 20, BEING ALSO THE WESTERLY LINE OF OTAY RANCH ACCORDING TO MAP THEREOF NO. 862 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JUNE 4, 1915.

APN 644-050-08

Exhibit B

Form of Grant Deed
RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO AND
MAIL TAX STATEMENTS TO:

(Above Space For Recorder’s Use Only)

GRANT DEED

The undersigned grantors declare:

DOCUMENTARY TRANSFER TAX	$

Signature of Declarant or Agent determining tax — Firm Name

___ Computed on the consideration or value of property conveyed; OR

___ Computed on the consideration or value less liens or encumbrances remaining at time of sale.

For a valuable consideration, receipt of which is hereby acknowledged, ________________________, hereby grants to _______________________, the real property in the City of Chula Vista, San Diego County, California described as follows:

SEE EXHIBIT “A” ATTACHED HERETO AND
INCORPORATED HEREIN BY THIS REFERENCE

This conveyance is subject to: non-delinquent real property taxes and assessments; all matters of record; and any matters which could be ascertained by a proper inspection or survey of such real property.

DATED: __________, 2015

By:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California
County of _______

On __________________ before                                                                     me, ____________________________________________________________ (here insert name and title of officer), personally appeared ________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT A

[To be provided]

Exhibit C

DEFINITIONS

“Account” is defined in Section 2.2.

“Agreement” is defined in the preamble.

“Assigned Contracts” is defined in Section 3.1.8.

“Business Day” means any day other than Saturday or Sunday on which national banking associations in the state of California are open for business.  If a date for the performance of an obligation or the exercise of a right falls on a day other than a Business Day, the time for performance or exercise shall be extended to the next Business Day.

“Buyer” is defined in the preamble.

“Buyer’s Designees” means any contractor, consultant, agent, employee or invitee of Buyer, or other Person designated in writing by Buyer.

“Buyer’s Excluded Claims” is defined in Section 6.4.

“Buyer’s Supplemental Title Notice” is defined in Section 3.5.

“Claims” is defined in Section 6.3.

“Closing” is defined in Section 7.1.

“Closing Date” is defined in Section 7.1.

“Contracts” is defined in Section 3.1.7.

“Deposit” is defined in Section 2.2.

“Due Diligence Documents” is defined in Section 3.1.7.

“Due Diligence Investigation” is defined in Section 3.1.2.

“Due Diligence Period” is defined in Section 3.1.1.

“Effective Date” is defined in the preamble.

“Environmental Laws” means any common law or federal, state, or local statute, ordinance, rule, regulation, policy, guidelines, standards, permit or order relating to the protection of human health, safety, wildlife or the environment, including, without limitation, all requirements pertaining to: (i) the manufacture, processing, distribution, use, handling, treatment, storage and disposal of Hazardous Materials; (ii) the reporting, investigation and remediation of Releases of Hazardous Materials into any media, including soil, groundwater, surface water and air; (iii) the health and safety of employees in the workplace or of any member of the public;  (iv) natural resources; (vi) wetlands;  and (vii) endangered or threatened species or habitats.

Exhibit C

“Environmental Liabilities” means all past, present and future claims, of any kind or nature, contingent or otherwise, foreseeable or unforeseeable, accrued or unaccrued, liquidated or unliquidated, suits, causes of actions, demands, losses, damages (including foreseeable and unforeseeable consequential damages, lost profits, lost rents, punitive damages, natural resource damages and diminution of property value), liabilities, fines, penalties, costs, taxes, charges, liens, judicial proceedings, orders, judgments, settlements, administrative proceedings (including notices of non-compliance, charges, directives, demands, requests for information, compliance orders and consent decrees), remedial actions and compliance requirements (including reporting, investigation, monitoring, response, abatement, restoration and cleanup), third party claims, (including tort, personal injury, economic and property claims and expenses (including reasonable attorney’s fees and expenses, costs of defense, and costs of experts and consultants)) related to or arising out of, indirectly or directly, in whole or in part, Environmental Laws or any Releases of Hazardous Materials.

“Environmental Studies” is defined in Section 3.1.4.

“Escrow” is defined in Section 1.2.

“Existing Land” is defined in Section 1.1.

“Feasibility Study” is defined in Section 3.1.3.

“Grant Deed” is defined in Section 7.2.1.

“Hazardous Materials” means any substance which is listed, regulated or defined as a hazardous substance, hazardous material, restricted material, toxic substance, toxic pollutant, hazardous waste, hazardous chemical, carcinogen, mutagen, reproductive toxicant, explosive substance, corrosive substance, flammable or ignitable substance, or pollutant or contaminant under any Environmental Laws, including, without limitation, (i) radioactive substances; (ii) asbestos; (iii) radon gas; (iv) polychlorinated biphenyls (PCBs); (v) petroleum (including crude oil and any fractions of crude oil) and petroleum products, and any additives (including MTBE); (vi) natural or synthetic gas or any mixture, (vii) medical or infectious waste; (viii) lead-based paint; (ix) urea foam insulation; and (x) microbial matter.

“Improvements” is defined in Section 1.1.

“Independent Consideration” is defined in Section 2.2.

“In-Process Permits” is defined in Section 5.3.2.

“Knowledge” means the actual knowledge as of the Effective Date and as of the Closing Date, without investigation or inquiry of any kind or any duty to investigate or inquire, of Q. Sophie Yang, who shall not have any personal liability as a result of being used as a measure of Buyer’s knowledge.

“Land” is defined in Section 1.1.

“Listing Broker” is defined in Section 10.11.

“Materiality Determination” is defined in Section 9.2.

Exhibit C

“Meadow Lane Agreement” is defined in Section 3.1.7.

“Natural Hazard Expert” is defined in Section 6.2.

“Non-Foreign Certificate” is defined in Section 7.2.2.

“Parent Guaranty” is defined in Section 6.5.

“Permitted Exceptions” is defined in Section 3.3.

“Person” means an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a governmental agency.

“Preliminary Report” is defined in Section 3.4.

“Property” is defined in Recital A.

“Property Conditions” is defined in Section 6.1.

“Purchase Price” is defined in Section 2.1.

“Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).

“Seller” is defined in the preamble.

“Seller Parties” is defined in Section 3.1.6.

“Seller’s Response Period” is defined in Section 3.5.

“Seller’s Title Notice” is defined in Section 3.5.

“Supplemental Title Matters” is defined in Section 3.5.

“Supplemental Title Review Period” is defined in Section 3.5.

“Supporting Documents” is defined in Section 3.4.

“Takashima Property” is defined in Recital A.

“Title Company” is defined in Section 1.2.

“Title Policy” is defined in Section 4.1.3.

“Withholding Certificate” is defined in Section 7.2.3.

Exhibit C

Exhibit D

Title Conditions

1.	Acceptance of Irrevocable Offer of Dedication of Fee Interest for APN 646-080-17, dated May 26, 2015, signed by the City Clerk of the City of Chula Vista, pursuant to Irrevocable Offer of Dedication of Fee Interest from Seller recorded December 10, 2014 as Document No. 2014-0543529 in the Official Records of San Diego County. Seller has provided this document to the Title Company to record at the request of the City of Chula Vista.

2.	Acceptance of Irrevocable Offer of Dedication of Fee Interest for APN 646-010-04, dated May 26, 2015, signed by the City Clerk of the City of Chula Vista, pursuant to Irrevocable Offer of Dedication of Fee Interest from Seller recorded December 10, 2014 as Document No. 2014-0543530 in the Official Records of San Diego County. Seller has provided this document to the Title Company to record at the request of the City of Chula Vista.

Exhibit D

Exhibit E

General Assignment and Bill of Sale

GENERAL ASSIGNMENT AND BILL OF SALE

Reference is made to that certain property located in the City of Chula Vista, State of California and described in more detail on Exhibit A attached hereto and made a part hereof and the improvements located thereon and the rights, privileges and entitlements incident thereto (the “Property”).

For good and valuable consideration, receipt of which is acknowledged, the undersigned, SSBT LCRE V LLC, a Delaware limited liability company (“Seller”), sells, transfers, assigns, conveys and delivers to ____________________ (“Buyer”), without warranty except as otherwise provided in the Purchase and Sale Agreement and Joint Escrow Instructions between the parties, all of Seller’s right, title and interest in all assets, rights, materials, reimbursements, refunds and/or claims owned, used or held in connection with the ownership, use, management, development or enjoyment of the Property, including, without limitation: (i) all entitlements, approvals, permits, development agreements and other agreements with governmental entities relating to the development of Property; (ii) all plans, specifications, surveys, studies, reports, maps, drawings and other renderings relating to the Property; (iii) all warranties, claims, indemnities and any similar rights relating to and benefiting the Property or the assets transferred hereby; (iv) all intangible rights, goodwill and similar rights benefiting the Property; (v) all development rights benefiting the Property; (vi) all rights, refunds, reimbursements, credits, claims and awards benefiting or appurtenant to the Property; (vii) all rights to receive a reimbursement, credit or refund from the applicable agency or entity of any deposits or fees paid in connection with the development of the Property, (viii) all claims, counterclaims, defenses or actions, whether at common law or pursuant to federal, state, or local laws or regulations, against third parties relating to the Property and (ix) the Contracts listed on Exhibit B1 attached hereto.

Seller shall, at any time and from time to time upon written request therefor, execute and deliver to Buyer, its nominees, successors and/or assigns, any new or confirmatory instruments and do and perform any other acts that Buyer, its nominees, successors and/or assigns, may reasonably request in order to fully transfer possession and control of, and protect the rights of Buyer, its nominees, successors and/or assigns in, all the assets of Seller intended to be transferred and assigned hereby.

SSBT LCRE V LLC, a Delaware limited liability company

By:

Name:

Its:

1 NOTE: Exhibit B to list Assigned Contracts (as defined in Section 3.1.8).

Exhibit E

[EXHIBITS TO BE ATTACHED]

Exhibit E